                                                                     EXHIBIT 7.3


________________________________________________________________________________



                                CREDIT AGREEMENT

                                    between

                                   AMRE, INC.
                                  as Borrower,

                                      and

                                HFS INCORPORATED
                                   as Lender

                          Dated as of October 17, 1995

                                   $4,000,000


________________________________________________________________________________

                               TABLE OF CONTENTS

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SECTION 1.   DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . .
Section 1.1  Definitions   . . . . . . . . . . . . . . . . . . . . . . .    1

SECTION 2.   AMOUNT AND TERMS OF CREDIT FACILITY   . . . . . . . . . . .   10
Section 2.1  Revolving Loans   . . . . . . . . . . . . . . . . . . . . .   10
Section 2.2  Notice of Borrowing   . . . . . . . . . . . . . . . . . . .   10
Section 2.3  Disbursement of Funds   . . . . . . . . . . . . . . . . . .   10
Section 2.4  Note  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Section 2.5  Interest  . . . . . . . . . . . . . . . . . . . . . . . . .   11
Section 2.6  Voluntary and Mandatory Reductions of Commitments   . . . .   12
Section 2.7  Voluntary Prepayments . . . . . . . . . . . . . . . . . . .   12
Section 2.8  Mandatory Prepayments . . . . . . . . . . . . . . . . . . .   12
Section 2.9  Method and Place of Payment   . . . . . . . . . . . . . . .   13
Section 2.10 Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Section 2.11 Increased Costs.  . . . . . . . . . . . . . . . . . . . . .   13
Section 2.12 Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Section 2.13 Use of Proceeds   . . . . . . . . . . . . . . . . . . . . .   14

SECTION 3.   CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . .   15
Section 3.1  Conditions Precedent to Initial Loans   . . . . . . . . . .   15
Section 3.2  Conditions Precedent to All Loans   . . . . . . . . . . . .   16

SECTION 4.   REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . .   17
Section 4.1  Corporate Status  . . . . . . . . . . . . . . . . . . . . .   17
Section 4.2  Corporate Power and Authority   . . . . . . . . . . . . . .   18
Section 4.3  No Violation  . . . . . . . . . . . . . . . . . . . . . . .   18
Section 4.4  Litigation  . . . . . . . . . . . . . . . . . . . . . . . .   18
Section 4.5  Financial Conditions; Material Adverse Change . . . . . . .   18
Section 4.6  Use of Proceeds; Margin Regulations   . . . . . . . . . . .   19
Section 4.7  Governmental Approvals  . . . . . . . . . . . . . . . . . .   19
Section 4.8  No Default  . . . . . . . . . . . . . . . . . . . . . . . .   19
Section 4.9  Licenses, etc.  . . . . . . . . . . . . . . . . . . . . . .   19
Section 4.10 Compliance With Law   . . . . . . . . . . . . . . . . . . .   19

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
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SECTION 5.   AFFIRMATIVE COVENANTS   . . . . . . . . . . . . . . . . . .   20
Section 5.1  Information Covenants   . . . . . . . . . . . . . . . . . .   20
Section 5.2  Books, Records and Inspections.   . . . . . . . . . . . . .   24
Section 5.3  Maintenance of Insurance  . . . . . . . . . . . . . . . . .   24
Section 5.4  Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Section 5.5  Corporate Franchises  . . . . . . . . . . . . . . . . . . .   25
Section 5.6  Compliance with Law.  . . . . . . . . . . . . . . . . . . .   25
Section 5.7  Performance of Obligations  . . . . . . . . . . . . . . . .   25
Section 5.8  Compliance with Preferred Stock   . . . . . . . . . . . . .   25
Section 5.9  Maintenance of Properties   . . . . . . . . . . . . . . . .   25
Section 5.10 Additional Guarantors   . . . . . . . . . . . . . . . . . .   26

SECTION 6.   NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . .   26
Section 6.1  Indebtedness  . . . . . . . . . . . . . . . . . . . . . . .   26
Section 6.2  Liens   . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Section 6.3  Restriction on Fundamental Changes  . . . . . . . . . . . .   27
Section 6.4  Sale of Assets  . . . . . . . . . . . . . . . . . . . . . .   27
Section 6.5  Dividends   . . . . . . . . . . . . . . . . . . . . . . . .   27
Section 6.6  Transactions with Affiliates  . . . . . . . . . . . . . . .   28
Section 6.7  Changes in Business   . . . . . . . . . . . . . . . . . . .   28
Section 6.8  Certain Restrictions  . . . . . . . . . . . . . . . . . . .   28
Section 6.9  Investments   . . . . . . . . . . . . . . . . . . . . . . .   28
Section 6.10 Fiscal Year   . . . . . . . . . . . . . . . . . . . . . . .   28

SECTION 7.   EVENTS OF DEFAULT   . . . . . . . . . . . . . . . . . . . .   29
Section 7.1  Events of Default   . . . . . . . . . . . . . . . . . . . .   29
Section 7.2  Rights and Remedies   . . . . . . . . . . . . . . . . . . .   32

SECTION 8.   MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . .   32
Section 8.1  Payment of Expenses, Indemnity, etc.  . . . . . . . . . . .   32
Section 8.2  Notices   . . . . . . . . . . . . . . . . . . . . . . . . .   33
Section 8.3  Successors and Assigns; Participation; Assignments  . . . .   34
Section 8.4  Amendments and Waivers  . . . . . . . . . . . . . . . . . .   34
Section 8.5  Not Waiver; Remedies Cumulative   . . . . . . . . . . . . .   34
Section 8.6  Governing Law; Submission to Jurisdiction . . . . . . . . .   35
Section 8.7  Counterparts  . . . . . . . . . . . . . . . . . . . . . . .   35
Section 8.8  Effectiveness   . . . . . . . . . . . . . . . . . . . . . .   36
Section 8.9  Headings Descriptive  . . . . . . . . . . . . . . . . . . .   36
Section 8.10 Marshalling; Recapture  . . . . . . . . . . . . . . . . . .   36

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
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Section 8.11 Severability  . . . . . . . . . . . . . . . . . . . . . . .   36
Section 8.12 Survival  . . . . . . . . . . . . . . . . . . . . . . . . .   36
Section 8.13 Limitation of Liability   . . . . . . . . . . . . . . . . .   36
Section 8.14 Calculations; Computations  . . . . . . . . . . . . . . . .   37
Section 8.15 Waiver of Trial by Jury   . . . . . . . . . . . . . . . . .   37

Schedule 6.1 -- Existing Indebtedness
Schedule 6.2 -- Existing Liens
Schedule 6.9 -- Existing Investments

Exhibit A -- Form of Note
Exhibit B -- Form of Subsidiary Guaranty

                 CREDIT AGREEMENT, dated as of October 17, 1995 between AMRE, Inc., a Delaware corporation (the "Borrower"), and HFS Incorporated, a Delaware corporation (the "Lender").

                 WHEREAS, Borrower and the Lender have entered into a License Agreement, dated as of the date hereof (as the same may hereafter be amended, modified or supplemented from time to time, the "License Agreement"), pursuant to which, among other things, an affiliate of the Lender will license to Borrower the Trademark (as defined in the License Agreement); and

                 WHEREAS, in connection with the transactions contemplated by the License Agreement, the Lender is willing to make loans to the Borrower upon the terms and conditions set forth herein.

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, Borrower and the Lender hereby agree as follows:

SECTION 1. DEFINITIONS.

                 Section 1.1 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

                 "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. The term "Affiliate" shall not include the Lender or any of its Subsidiaries.

                 "Agreement" shall mean this Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.

                 "Applicable LIBOR Rate" shall mean for each Interest Period the LIBOR Rate determined by the Lender as of the first day of such Interest Period.

                 "Applicable Margin" shall mean one and one-half percent
(1-1/2%).

                 "Assignee" shall have the meaning provided in Section 8.4(c).

                 "Bankruptcy Code" shall mean Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time, and any successor statute or statutes.

                 "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

                 "Borrowing" shall mean the incurrence of a Loan from the Lender on a given date.

                 "Business Day" shall mean any day excluding Saturday, Sunday and any day which shall be in New York City or in New Jersey a legal holiday or a day on which banking institutions are authorized or required by law or other government actions to close.

                 "Capitalized Lease" shall mean (i) any lease of property, real or personal, the obligations under which are capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries, and (ii) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

                 "Capitalized Lease Obligations" shall mean all obligations of the Borrower and its Subsidiaries under or in respect of Capitalized Leases.

                 "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than 90 days from the date of acquisition, (ii) demand deposits, time deposits and certificates of deposit of any Bank or any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 with maturities of not more than 90 days from the date of acquisition, (iii) fully secured repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) entered into with any bank meeting the qualifications specified in clause (ii) above, and (iv) commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 and commercial paper rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investor Services, Inc. and in each case maturing within 90 days after the date of acquisition.

                 "Closing Date" shall mean the date on which the conditions precedent to the making of the initial Loans pursuant to Section 3.1 hereof are satisfied.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

                 "Contingent Obligation" as to any Person shall mean any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or
(y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

                 "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                 "Default Rate" shall have the meaning provided in Section
2.5(b).

                 "Dividends" shall have the meaning provided in Section 6.6.

                 "Environmental Affiliate" shall mean, with respect to any Person, any other Person whose liability for any Environmental Claim such Person has or may have retained, assumed or otherwise become liable for (contingently or otherwise), either contractually or by operation of law.

                 "Environmental Approvals" shall mean any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

                 "Environmental Claim" shall mean, with respect to any Person, any notice, claim demand or similar communication (written or oral) by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from
(i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or
(ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                 "Environmental Laws" shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, asamended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

                 "ERISA Controlled Group" means a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated, as a single employer under regulations of the PBGC.

                 "ERISA Person" shall have the meaning set forth in Section 3(9) of ERISA for the term "person."

                 "Event of Default" shall have the meaning provided in
Section 7.

                 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System as constituted from time to time.

                 "Fees" shall mean all amounts payable pursuant to Section 2.10.

                 "Final Maturity Date" shall mean the earlier of (i) the 3rd anniversary of the date hereof or (ii) such time as the Loan Commitment is reduced to zero pursuant to the terms hereof.

                 "Financial Officer" of any Person shall mean such Person's chief financial officer, treasurer or assistant treasurer.

                 "GAAP" shall mean United States generally accepted accounting principles as in effect on the date hereof and consistent with those utilized in the preparation of the financial statements referred to in Section 3.1(h).

                 "Guarantors" shall mean each of the Borrower's Subsidiaries who on the Closing Date are, or at any time thereafter pursuant to the provisions of Section 5.10 become, parties to the Subsidiary Guaranty.

                 "Indebtedness" of any Person shall mean, without duplication,
(i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payable on terms of 90 days or less incurred in the ordinary course of business of such Person), (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) the principal component of all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (vi) all Contingent Obligations of such Person, and (vii) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements.

                 "Interest Period" shall mean the period from the Closing Date to but excluding the first Payment Date and thereafter each period from and including a Payment Date to but excluding the next succeeding Payment Date.

                 "Investment" shall mean all investments in and all loans, advances and extensions of credit to any Person, all stock, notes, bonds, leases or other securities or evidences of indebtedness of or any capital contribution to any corporation, partnership, firm, joint venture or other business entity.

                 "Lender's Office" shall mean the office of the Lender located at 339 Jefferson Road, Parsippany, New Jersey 07054-0278, or such other office as the Lender may hereafter designate in writing as such to the Borrower.

                 "LIBOR Rate" with respect to each Interest Period shall mean for any day, as determined by the Lender, the interest rate per annum offered for deposits in U.S. Dollars for the Interest Period in the London interbank market which appears on Telerate Page 3750 or such other page as may replace Page 3750 on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying such rate (collectively, "Telerate Page 3750") as of 11:00 A.M. London time on the second Business Day prior to any such date (the "LIBOR Determination Date"). If the Interest Period is of a duration failing between the interest periods for which such rates appear on Telerate Page 3750, the LIBOR Rate shall be the rate determined by interpolation between the rates for the next shorter and the next longer interest periods for which such rate appears on Telerate Page 3750, as determined by the Lender, whose determination shall be conclusive in the absence of manifest error. In the event that (i) more than one such LIBOR Rate is provided, the average of such rates shall apply or (ii) no such LIBOR Rate is published, then the LIBOR Rate shall be determined from such comparable financial reporting company as the Lender, in its discretion, shall determine.

                 "License Agreement" shall have the meaning provided in the recitals hereto.

                 "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign.

                 "Loan Commitment" shall mean $4,000,000, as such amount may be reduced from time to time pursuant to Sections 2.6, 2.8 and 8.3(b).

                 "Loan Documents" shall mean this Agreement and the Note.

                 "Loan Party" shall mean and include the Borrower and the Guarantors.

                 "Loans" shall have the meaning provided in 2.1(a).

                 "Margin Stock" shall have the meaning provided such term in Regulation U and Regulation G of the Federal Reserve Board.

                 "Material Adverse Effect" shall mean a material adverse effect upon (i) the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to perform, or of the Lender to enforce, any of the Obligations or (iii) the ability of the Borrower to perform its obligations under the License Agreement.

                 "Materials of Environmental Concern" shall mean and include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

                 "Multiemployer Plan" shall mean a Plan which is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                 "Net Proceeds" shall mean all cash proceeds of (x) each sale or other disposition (or any subsequent collection of proceeds) of assets by the Borrower or its Subsidiaries (other than sales of inventory, sales of obsolete equipment in the ordinary course of business and factoring of receivables in the ordinary course of business), in each case net of (i) reasonable expenses incurred or reasonably expected to be incurred directly in connection with such sale or disposition and (ii) any income, franchise, transfer or other tax payable by any Loan Party in connection with such sale or disposition and (y) each issuance by

Borrower or its Subsidiaries of debt or equity securities excluding equity securities issued pursuant to outstanding stock options, in each case net of
(i) any underwriting discounts or commissions and (ii) reasonable expenses incurred or reasonably expected to be incurred directly in connection with such issuance.

                 "Note" shall have the meaning provided in Section 2.4.

                 "Notice of Borrowing" shall have the meaning provided in
Section 2.2.

                 "Obligations" shall mean all obligations, liabilities and Indebtedness of every nature of the Borrower and the Guarantors from time to time owing to the Lender under or in connection with this Agreement or any other Loan Document.

                 "Payment Date" shall mean the last day of March, June, September and December of each year.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

                 "Person" shall mean and include any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or agency, department or instrumentality thereof.

                 "Plan" means any employee benefit plan covered by Title IV of ERISA, the funding requirements of which:

                                  (i)      were the responsibility of the
         Borrower or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof,

                                  (ii)     are currently the responsibility of
         the Borrower or a member of its ERISA Controlled Group, or,

                                  (iii)    hereafter become the responsibility
         of the Borrower or a member of its ERISA Controlled Group,

including any such plans as may have been, or may hereafter be, terminated for whatever reason.

                 "Preferred Stock" shall mean the 300,000 shares of the Borrower's Senior Convertible Preferred Stock issued by the Borrower to the Lender pursuant to the Stock Purchase Agreement.

                 "Reportable Event" has the meaning set forth in Section 4043(b) of ERISA (other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations), or is the occurrence of any of the events described in section 4068(f) or 4063(a) of ERISA.

                 "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement dated as of the date hereof pursuant to which the Lender shall purchase the Preferred Stock, as the same may hereafter be amended, modified or supplemented from time to time.

                 "Subsidiary" of any Person shall mean and include (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a 50% or more equity interest at the time.

                 "Subsidiary Guaranty" shall mean the Subsidiary Guaranty dated the date hereof and substantially in the form of Exhibit B hereto, as the same may hereafter be amended, modified or supplemented from time to time.

                 "Termination Event" shall mean (i) a Reportable Event, or (ii) the initiation of any action by the Borrower, any member of the Borrower's ERISA Controlled Group or any Plan fiduciary to terminate a Plan or the treatment of an amendment to a Plan as a termination under ERISA or (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate a Plan or the appointment of a trustee to administer any Plan.

                 "Transactions" shall mean each of the transactions contemplated by the Loan Documents and the License Agreement.

                 "Unfunded Benefit Liabilities" means with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefit liabilities under such Plan as defined in Section 4001(a)(16) of ERISA, exceeds
(ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of assumptions prescribed by the PBGC for the purpose of Section 4044 of ERISA).

SECTION 2. AMOUNT AND TERMS OF CREDIT FACILITY.

                 Section 2.1 Revolving Loans. (a) Subject to and upon the terms and conditions herein set forth, the Lender agrees, at any time and from time to time on and after the Closing Date and prior to the Final Maturity Date, to make revolving loans (collectively, "Loans") to the Borrower, which Loans shall not at any time exceed in aggregate principal amount at any time outstanding the Loan Commitment at such time.

                          (b)     Loans may be voluntarily prepaid pursuant to
Section 2.7, and, subject to the other provisions of this Agreement, any amounts so prepaid may be reborrowed. The Loan Commitment shall expire, and the Loan shall mature on, the Final Maturity Date, without further action on the part of the Lender.

                          (c)     Each Borrowing of Loans shall be in the
aggregate minimum amount of $250,000 or any integral multiple of $100,000 in excess thereof.

                 Section 2.2 Notice of Borrowing. Whenever the Borrower desires to borrow hereunder, a Financial Officer of the Borrower shall give a Financial Officer of the Lender, at the Lender's Office prior to 10:00 A.M., New York City time, at least five Business Days' prior written notice of each Loan; provided that the Borrower shall not borrow Loans hereunder more than once in any period of thirty consecutive calendar days. Each such notice (a "Notice of Borrowing") shall be irrevocable and shall specify (i) the aggregate principal amount of the requested Loans, and (ii) the date of Borrowing (which shall be a Business Day).

                 Section 2.3 Disbursement of Funds. On the date specified in each Notice of Borrowing, the Lender will make available the Loans requested to be made on such date, in U.S. dollars by wire transfer in immediately available funds to an account specified in a written instrument signed by a Financial

Officer of Borrower and delivered to a Financial Officer of the Lender together with any Notice of Borrowing.

                 Section 2.4 Note. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans shall be evidenced by a promissory note (a "Note") duly executed and delivered by the Borrower substantially in the form of Exhibit A hereto in a principal amount equal to the Loan Commitment, with blanks appropriately completed in conformity herewith. The
Note issued to the Lender shall (x) be payable to the order of the Lender, (y) be dated the Closing Date, and (z) mature on the Final Maturity Date.

                          (b)     The Lender is hereby authorized, at its
option, either (i) to endorse on the schedule attached to its Note (or on a continuation of such schedule attached to such Note and made a part thereof) an appropriate notation evidencing the date and amount of each Loan evidenced thereby and the date and amount of each principal and interest payment in respect thereof, or (ii) to record such Loans and such payments in its books and records. Such schedule or such books and records, as the case may be, shall constitute prima facie evidence of the accuracy of the information contained therein.

                 Section 2.5 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date of the making of such Loan until such Loan shall be paid in full at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Applicable LIBOR Rate in effect from time to time, such interest to be computed on the basis of a 360 day year and the actual number of days elapsed.

                          (b)     In the event that, and for so long as, any
Event of Default shall have occurred and be continuing pursuant to Sections 7.1(a) or 7.1(e), the outstanding principal amount of all Loans and, to the extent permitted by law, overdue interest in respect of all Loans, shall bear interest at a rate per annum (the "Default Rate") equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time; provided that nothing in any Loan Document shall permit the Lender to receive interest in excess of the maximum rate of interest permitted by law.

                          (c)     Interest on each Loan shall accrue from and
including the date of the Borrowing thereof to but excluding the date of any repayment thereof (provided that any Loan borrowed and repaid on the same day shall accrue one day's interest) and shall be payable on each Payment Date and on the Final Maturity Date.

                 Section 2.6 Voluntary and Mandatory Reductions of Commitments.
(a) Upon at least three Business Days' prior irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Lender the Borrower shall from time to time, have the right, without premium or penalty, to permanently reduce the Loan Commitment, provided that any such partial reduction shall be in the minimum aggregate amount of $250,000 or any integral multiple of $100,000 in excess thereof.

                          (b)     The Loan Commitment shall be reduced in an
amount, to the extent, and for the duration required by Sections 2.8(b).

                 Section 2.7 Voluntary Prepayments. The Borrower shall have the right to prepay the Loans in whole or in part at any time and from time to time without premium or penalty on the following terms and conditions: (i) the Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing), which notice shall be irrevocable, of its intent to prepay the Loans, at least one Business Day prior to a prepayment, which notice shall specify the date (which shall be a Business Day) and the amount of such prepayment and (ii) each prepayment shall be in an aggregate principal amount of $250,000 or any integral multiple of $100,000 in excess thereof.

                 Section 2.8 Mandatory Prepayments. (a) On each date after the Closing Date on which the Borrower or any of its Subsidiaries receives any Net Proceeds, the Borrower shall prepay any outstanding Loans in an amount equal to the lesser of (i) 100% of the amount of such Net Proceeds or (ii) the amount of outstanding Loans at that time.

                          (b)     In the event any prepayments are or would be
required pursuant to Section 2.8(a) hereof, whether or not any Loans are then outstanding, the Loan Commitment shall be permanently reduced in an amount equal to 100% of such Net Proceeds.

                          (c)     During each 12-month period commencing with
the date which is 18 months after the first date upon which a Loan is made hereunder, for a period of 30 consecutive days, the Borrower shall prepay any outstanding Loans or refrain from making any Borrowings so as to reduce the balance of outstanding Loans during each such consecutive 30-day period to zero.

                 Section 2.9 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to the Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in immediately available funds to the account specified in a written instrument signed by the Treasurer or an Assistant Treasurer of the Lender and delivered to the Treasurer of Borrower, and any funds received by the Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

                          (b)     Whenever any payment to be made hereunder or
under the Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

                          (c)     All payments made by the Borrower hereunder
and under the Note shall be made irrespective of, and without any reduction for, any setoff or counterclaims, including, without limitation, any setoff or counterclaims arising due to a breach or alleged breach by the Lender or its Subsidiaries of any other agreement to which the Lender or its Subsidiaries and any of the Loan Parties are parties.

                 Section 2.10 Fees. The Borrower agrees to pay to the Lender a commitment fee, computed at the per annum rate of 1/2 of 1% on the average daily unused portion of the Loan Commitment, from and including the Closing Date to the Final Maturity Date, payable in arrears on each Payment Date and on the Final Maturity Date or such earlier date, if any, on which the Loan Commitment shall terminate in accordance with the terms hereof.

                 Section 2.11 Increased Costs. In the event that the Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) at any time, that the Applicable LIBOR Rate applicable to the Loans shall not represent the effective cost to the Lender for funding or maintaining Loans, or the Lender shall incur increased costs or reductions in the amounts received or receivable hereunder in respect of any Loan, in any such case because of (x) any change since the date of this Agreement in any applicable law or governmental rule, regulation, guideline or order or any interpretation thereof and including the introduction of any new law or governmental rule, regulation, guideline or order, whether or not having the force of law and whether or not failure to comply therewith would be unlawful, and/or (y) other circumstances affecting the Lender, including, without limitation, any of the foregoing circumstances affecting the provider of funds to the Lender or any of its Affiliates to enable Lender to make or maintain the Loans, then, and in any such event, the Lender shall, promptly after making such determination, give notice (by telephone promptly confirmed in writing) to the Borrower of such determination. Thereafter, the Borrower shall pay to the Lender, upon the Lender's delivery of written demand therefor to the Borrower, such additional amounts (in the form of an increased rate of interest, or a different method of calculating interest, or otherwise, as the Lender in its sole discretion shall determine) as shall be required to compensate the Lender for such increased costs or reduction in amounts received or receivable hereunder.

                 Section 2.12 Taxes. All payments made by the Borrower under this Agreement shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority excluding, in the case of the Lender, net income and franchise taxes imposed on the Lender by the jurisdiction under the laws of which the Lender is organized or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Lender hereunder or under the Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Note. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this Section 2.12 shall survive the termination of this Agreement and the payment of the Note and all other Obligations.

                 Section 2.13 Use of Proceeds. The proceeds of the Loans shall be used for the Borrower's general corporate purposes.

SECTION 3. CONDITIONS PRECEDENT.

                 Section 3.1 Conditions Precedent to Initial Loans. The obligation of the Lender to make its initial Loans is subject to the satisfaction on the Closing Date of the following conditions precedent:

                          (a)     License Agreement. Borrower's subsidiary
American Remodeling, Inc. and an affiliate of the Lender shall have entered into the License Agreement and the Term (as defined therein) shall have commenced.

                          (b)     Loan Documents.

                                  (i)         Credit Agreement. The Borrower
         shall have executed and delivered this Agreement to the Lender.

                                  (ii)        Note. The Borrower shall have
         executed and delivered to the Lender the appropriate Note in the amount, maturity and as otherwise provided herein.

                                  (iii)       Subsidiary Guaranty. The
         Guarantors shall have executed and delivered the Subsidiary Guaranty to the Lender.

                          (c)     Preferred Stock. The Borrower and Lender
shall have executed and delivered the Stock Purchase Agreement and the Preferred Stock shall have been duly and validly issued to the Lender (or its designee) thereunder.

                          (d)     Opinion of Counsel. The Lender shall have
received a legal opinion from Akin, Gump Strauss Hauer & Feld, dated the Closing Date, from counsel to the Borrower and the Guarantors, in form and substance reasonably satisfactory to Lender.

                          (e)     Corporate Documents. The Lender shall have
received the Certificate of Incorporation of each Loan Party, certified to be true, correct and complete by the appropriate Secretary of State.

                          (f)     Certified Resolutions, etc. The Lender shall
have received a certificate of the Secretary or Assistant Secretary of each of the Loan Parties and dated the Closing Date certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign the applicable Loan Documents, (ii) the By-Laws of such Person as in effect on the Closing Date,
(iii) the resolutions of such Person's Board of Directors approving and authorizing the execution, delivery and performance of the Loan Documents executed by such Person, and (iv) that there have been no changes in the Certificate of Incorporation of such Person since the date of the most recent certification thereof by the appropriate Secretary of State.

                          (g)     Insurance. The Lender shall have received a
certificate of insurance demonstrating insurance coverage in respect of the Borrower and its Subsidiaries of types, in amounts, with insurers and with other terms satisfactory to the Lender.

                          (h)     Financial Statements. The Lender shall have
received the Borrower's audited consolidated financial statements for the fiscal year ended December 31, 1994 and the unaudited consolidated financial statements of the Borrower for the fiscal period ending on June 30, 1995.

                          (i)     Additional Matters. The Lender shall have
received such other certificates, opinions, documents and instruments relating to the Transactions as may have been reasonably requested by the Lender, and all corporate and other proceedings and all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Transactions shall be satisfactory in form and substance to the Lender.

                 Section 3.2 Conditions Precedent to All Loans. The obligation of the Lender to make any Loan (including any initial Loan made on the Closing
Date) is subject to the satisfaction on the date such Loan is made of the following conditions precedent:

                          (a)     Representations and Warranties. The
representations and warranties contained herein and in the other Loan Documents, the License Agreement and the Stock Purchase Agreement (other than representations and warranties which expressly speak only as of a different date) shall be true and correct in all material respects on such date both before and after giving effect to the making of such Loans.

                          (b)     No Default or Event of Default. No Default or
Event of Default shall have occurred and be continuing on such date either before or after giving effect to the making of such Loans.

                          (c)     No Material Adverse Change. No event, act or
condition shall have occurred which, in the judgment of the Lender, has had or could have a Material Adverse Effect; provided, however, that no Material Adverse Effect shall be deemed to have occurred to the extent the Borrower does not perform as contemplated in that certain pro forma statement delivered to the Lender dated as of October 17, 1995.

                          (d)     No Injunction. No law or regulation shall
have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or threatened, which in the judgment of the Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loans.

                          (e)     Notice of Borrowing. The Lender shall have
received a fully executed Notice of Borrowing in respect of the Loans to be made on such date.

                 The providing of a Notice of Borrowing and the acceptance of the proceeds of each Loan shall each constitute a representation and warranty by the Borrower to the Lender that all of the conditions required to be satisfied under this Section 3 in connection with the making of such Loan have been satisfied.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

                 In order to induce the Lender to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties, which shall survive the execution and delivery of this Agreement and the Note and the making of the Loans:

                 Section 4.1 Corporate Status. Each Loan Party and each of its Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing as a foreign corporation in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except where the failure to so qualify, individually or in the aggregate, could not have a Material Adverse Effect.

                 Section 4.2 Corporate Power and Authority. Each Loan Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of such Loan Documents. Each Loan Party has duly executed and delivered each such Loan Document, and each such Loan Document constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

                 Section 4.3 No Violation. Neither the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof nor the consummation of the Transactions, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Loan Party pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which such Loan Party is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of any Loan Party.

                 Section 4.4 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened with respect to any of the Transactions or Loan Documents or that could, individually or in the aggregate, result in a Material Adverse Effect.

                 Section 4.5 Financial Conditions; Material Adverse Change. (a) The financial statements delivered to Lender pursuant to Section 3.1(h) were prepared in accordance with GAAP and fairly present the financial condition of the Borrower and its Subsidiaries on the dates and for the periods covered thereby, subject, in the case of interim financial statements, to normally recurring year-end adjustments. Neither the Borrower nor any of its Subsidiaries have any material contingent liabilities not reflected on such financial statements (or in the footnotes thereto), (b) since June 30, 1995, there has occurred no event, act or condition which has had, or could have, a Material Adverse Effect.

                 Section 4.6 Use of Proceeds, Margin Regulations. All proceeds of each Loan will be used by the Borrower only in accordance with the provisions of Section 2.13. No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Federal Reserve Board.

                 Section 4.7 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with (i) the execution, delivery and performance of any Loan Document or the consummation of any of the Transactions or (ii) the legality, validity, binding effect or enforceability of any Loan Document.

                 Section 4.8 No Default. No Loan Party is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could result in a Material Adverse Effect. No Default or Event of Default exists.

                 Section 4.9 Licenses, etc. The Loan Parties have obtained and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted, except where the failure to so obtain the foregoing could not, individually or in the aggregate, have a Material Adverse Effect.

                 Section 4.10 Compliance With Law. Each Loan Party is in compliance with all laws, rules, regulations, orders, judgments, writs and I decrees, except where the failure to so comply, individually or in the aggregate, could not have a Material Adverse Effect.

SECTION 5. AFFIRMATIVE COVENANTS.

                 The Borrower covenants and agrees that on and after the Closing Date and until the Loan Commitment has terminated, and the Obligations are paid in full:

                 Section 5.1 Information Covenants. The Borrower will furnish to the Lender.

                          (a)     Quarterly Financial Statements. Within 45
days after the close of each quarterly accounting period in each fiscal year of the Borrower (other than the fourth quarter), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of income, cash flow and retained earnings for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior fiscal year and in each case certified by the Borrower's chief financial officer (which certification may be subject to year-end audit adjustments).

                          (b)     Annual Financial Statements. Within 90 days
after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, cash flow and retained earnings for such fiscal year, setting forth comparative figures for the preceding fiscal year and, with respect to such consolidated financial statements, certified without qualification by Arthur Anderson, L.L.P. or other independent certified public accountants of recognized national standing reasonably acceptable to the Lender, in each case together with a report of such accounting firm stating that in the course of its regular audit of the consolidated financial statements of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default then continuing, or if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

                          (c)     Officer's Certificates. At the time of the
delivery of the financial statements under clauses (a) and (b) above, a certificate of the chief financial officer of the Borrower which certifies (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower and its Subsidiaries on the dates and for the periods indicated, subject, in the case of interim financial statements, to normally recurring year-end adjustments and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Borrower proposes to take in respect thereof.

                          (d)     Notice of Default or Litigation. Promptly and
in any event within three Business Days after any Loan Party obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, (ii) any litigation or governmental proceeding pending or threatened against any Loan Party which could result in a Material Adverse Effect and (iii) any other event, act or condition which could result in a Material Adverse Effect.

                          (e)     ERISA.

                                  (i)     As soon as possible and in any
                          event within 10 days after the Borrower or any member of its ERISA Controlled Group knows, or has reason to know, that:

                                          (A)     any Termination Event
                          with respect to a Plan has occurred or will occur, or

                                          (B)     any condition exists with
                          respect to a Plan which presents a material risk of termination of the Plan or imposition of an excise tax or other liability (other than variable premium payments to the PBGC) on the Borrower or any member of its ERISA Controlled Group, or

                                          (C)     the Borrower or any member of
                          its ERISA Controlled Group has applied for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, or

                                        (D)     the Borrower or any member of
                          its ERISA Controlled Group has engaged in a "prohibited transaction," as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and
                          Section 408 of ERISA, or

                                        (E)     the aggregate present value of
                          the Unfunded Benefit Liabilities under all Plans has in any year increased by $100,000 or to an amount in excess of $500,000, or

                                        (F)     any condition exists with
                          respect to a Multi- employer Plan which presents a material risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) by the Borrower or any member of its ERISA Controlled Group from a Multiemployer Plan, or

                                        (G)     the Borrower or any member of
                          its ERISA Controlled Group is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or

                                        (H)     a Multi-employer Plan is in
                          "reorganization" (as defined in Section 418 of the Code or Section 4241 of ERISA) or is "insolvent" (as defined in Section 4245 of ERISA), or

                                        (I)     the potential withdrawal
                          liability (as determined in accordance with Title IV of ERISA) of the Borrower and the members of its ERISA Controlled Group with respect to all Multiemployer Plans has in any year increased by $5,000,000 or to an amount in excess of $10,000,000, or

                                        (J)     there is an action brought
                          against the Borrower or any member of its ERISA Controlled Group under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA, a certificate of the president or chief financial officer of the Borrower setting forth the details of each of the events described in clauses (A) through (J) above as applicable and the action which the Borrower or the applicable member of its ERISA Controlled Group proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC or which may be required by the PBGC or other agency of the United States government with respect to each of the events described in clauses (A) through (J) above, as applicable.

                                        (ii)     As soon as possible and in any
                                  event within two Business Days after the receipt by the Borrower or any member of its ERISA Controlled Group of a demand letter from the PBGC notifying the Borrower or such member of its ERISA Controlled Group of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a certificate of the president or chief financial officer of the Borrower setting forth the action which the Borrower or such member of its ERISA Controlled Group proposes to take with respect thereto.

                          (f)     Environmental. Promptly and in any event
within 10 Business Days after the existence of any of the following conditions, a certificate of the chief executive officer or chief financial officer of the Borrower specifying in detail the nature of such condition and the proposed response thereto: (i) the receipt by any Loan Party or any of its Subsidiaries of any communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that such Loan Party, Subsidiary or an Environmental Affiliate is not in compliance with applicable Environmental Laws and such noncompliance, individually or in the aggregate, could have a Material Adverse Effect, (ii) any Loan Party, any of its Subsidiaries or any of its Environmental Affiliates shall obtain actual knowledge that there exists any Environmental Claim pending or threatened against such Loan Party Subsidiary, or such Environmental Affiliate, which, individually or in the aggregate, could have a Material Adverse Effect, or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that could form the basis of any Environmental Claim against any Loan Party, any of its Subsidiaries or any of their Environmental Affiliates, which Environmental Claim, individually or in the aggregate could have a Material Adverse Effect.

                          (g)     SEC Filings. As soon as available, copies of
all regular and periodic reports and registration statements which it or any Subsidiary files with the Securities and Exchange Commission or with any securities exchange.

                          (h)     Other Information. From time to time, such
other information or documents (financial or otherwise) as the Lender may reasonably request.

                 Section 5.2 Books, Records and Inspections. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each of its Subsidiaries to, permit officers and designated representatives of the Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, and to examine the books of record and account of the Borrower or any of its Subsidiaries, and discuss the affairs, finances and accounts of the Borrower or any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable notice and at such reasonable times as the Lender may reasonably request.

                 Section 5.3 Maintenance. The Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain with financially sound and reputable insurance companies insurance on itself and its properties in at least such amounts and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or a similar business, which insurance shall in any event not provide for materially less coverage than the insurance in effect on the Closing Date, and (b) furnish to the Lender from time to time, upon written request, the policies under which such insurance is issued, certificates of insurance and such other information relating to such insurance as the Lender may request.

                 Section 5.4 Taxes. (a) The Borrower shall pay or cause to be paid, and shall cause each of its Subsidiaries to pay or cause to be paid, when due, all taxes, charges and assessments and all other lawful claims required to be paid by the Borrower or such Subsidiaries, except as contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves have been established with respect thereto in accordance with GAAP.

                          (b)     The Borrower shall not, and shall not permit
any of its Subsidiaries to, file or consent to the filing of any consolidated tax return with any Person (other than the Borrower and its Subsidiaries).

                 Section 5.5 Corporate Franchises. The Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses (other than the Sears License Agreement), permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals except where the failure to so preserve any of the foregoing (other than existence) could not, individually or in the aggregate, result in a Material Adverse Effect.

                 Section 5.6 Compliance with Law. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules, statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, including, without limitation, all Environmental Laws, except such non-compliance as could not, individually or in the aggregate, result in a Material Adverse Effect.

                 Section 5.7 Performance of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, perform all of its obligations under the terms of (i) each mortgage, indenture, security agreement, debt instrument, lease, undertaking and contract by which it or any of its properties is bound or to which it is a party if the failure to so perform, individually or in the aggregate, could result in a Material Adverse Effect,
(ii) the License Agreement and (iii) the Certificate of Incorporation (including Certificates of Designation) and By-Laws of the Borrower.

                 Section 5.8 Compliance with Preferred Stock. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all financial and other covenants contained in the Preferred Stock to be issued by the Borrower to the Lender.

                 Section 5.9 Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to, ensure that its properties used or useful in its business are kept in good repair, working order and condition, normal wear and tear excepted.

                 Section 5.10 Additional Guarantors. Borrower shall give Lender prompt written notice of the creation or acquisition of any Subsidiary after the Closing Date. Upon request of the Lender, the Borrower shall cause such Subsidiary to become a party to the Subsidiary Guaranty and in connection therewith to deliver to the Lender such documents or opinions as Lender may reasonably request.

SECTION 6. NEGATIVE COVENANTS.

                 The Borrower covenants and agrees that on and after the Closing Date until the Loan Commitment has terminated, and the Obligations are paid in full, without the prior written consent of Lender:

                 Section 6.1 Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than (i) Indebtedness existing on the Closing Date and described on Schedule 6.1 (but not any refinancing or renewal thereof), (ii) Indebtedness under the Loan Documents and the License Agreement, (iii) Indebtedness with respect to purchase-money Indebtedness not in excess of $1,000,000 in the aggregate outstanding per year and (iv) Indebtedness with respect to letters of credit issued for the Borrower's account and, without duplication, all unreimbursed amounts drawn thereunder not in excess of $1,300,000 in the aggregate at any one time outstanding.

                 Section 6.2 Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its property now owned or hereafter acquired, other than:

                          (a)     Liens existing on the Closing Date and
described on Schedule 6.2 hereto;

                          (b)     Liens for taxes not yet due or which are
being, contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

                          (c)     Statutory Liens of landlords and Liens of
carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law (other than any Lien imposed by ERISA or pursuant to any Environmental Law) created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate bonds have been posted; and

                          (d)     Liens created to secure purchase-money
Indebtedness permitted pursuant to Section 6.1 (iii) provided that such Liens are only in respect of the property or assets subject to, and secure only, the respective purchase money Indebtedness.

                 Section 6.3 Restriction on Fundamental Changes.

                          (a)     The Borrower shall not, and shall not permit
any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or property, whether now or hereafter acquired, except as otherwise permitted under Section 6.5.

                          (b)     The Borrower shall not and shall not permit
any of its Subsidiaries to, amend its certificate of incorporation or by-laws or its accounting policies or reporting practices if such amendment could have a Material Adverse Effect.

                 Section 6.4 Sale of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, convey, lease, sell, transfer or otherwise dispose of (or agree to do so at any future time) all or any part of its property or assets, except (i) sales of inventory, sales of obsolete equipment and factoring of receivables in the ordinary course of business and
(ii) sales of equipment which in the reasonable judgment of the Borrower is uneconomic, obsolete or no longer useful in its business.

                 Section 6.5 Dividends. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in common stock), or return any capital to, its common or preferred stockholders or authorize or make any other distribution, payment or delivery of property or cash to its common or preferred stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued with respect to its capital stock), or set aside any funds for any of the foregoing purposes (all the foregoing "Dividends") except that (i) any Subsidiary of the Borrower may declare and pay Dividends to the Borrower or any other wholly-owned Subsidiary of the Borrower, (ii) the Borrower may pay dividends on the Preferred Stock and (iii) the Borrower may pay Dividends on its common stock if (x) no Default or Event of Default shall have occurred and be continuing, (y) there have been no outstanding Loans for the three consecutive calendar months preceding the date such Dividends are payable and
(z) the aggregate total amount of such Dividends shall not exceed $400,000 per quarter.

                 Section 6.6 Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate, other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable at the time in a comparable arm's-length transaction with a Person other than an Affiliate.

                 Section 6.7 Changes in Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any business which is substantially different from that conducted by the Borrower or such Subsidiary, as the case may be, on the Closing Date and which is not being conducted pursuant to, or contemplated by, the License Agreement.

                 Section 6.8 Certain Restrictions. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any agreement which restricts the ability of the Borrower or any of its Subsidiaries to (a) enter into amendments, modifications or waivers of the Loan Documents, (b) sell, transfer or otherwise dispose of its assets, (c) create, incur, assume or suffer to exist any Lien upon any of its property, (d) create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness, or
(e) pay any Dividend.

                 Section 6.9 Investments. Other than those Investments existing as of the Closing Date and described on Schedule 6.9 hereto, the Borrower shall not, and shall not permit any of its Subsidiaries to make any Investment except that the Borrower and its Subsidiaries may acquire and hold Cash Equivalents.

                 Section 6.10 Fiscal Year. The Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year.

SECTION 7. EVENTS OF DEFAULT

                 Section 7.1 Events of Default. Each of the following events, acts, occurrences or conditions shall constitute an Event of Default under this Agreement, regardless of whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any court or administrative or governmental body:

                          (a)     Failure to Make Payments. The Borrower shall
(i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue unremedied for 10 or more calendar days, in the payment when due of any interest on the Loans or in the payment when due of any Fees or any other amounts owing hereunder.

                          (b)     Breach of Representation or Warranty. Any
representation or warranty made by any Loan Party herein or in any other Loan Document or in any certificate or statement delivered pursuant hereto or thereto shall prove to be false or misleading in any material respect on the date as of which made or deemed made.

                          (c)     Breach of Covenants.

                                  (i)      The Borrower shall fail to perform
         or observe any agreement, covenant or obligation arising under Sections 5.1(f) or 6.

                                  (ii)     The Borrower shall fail to perform
         or observe any agreement, covenant or obligation arising under this Agreement (except those described in subsections (a), (b) and (c)(i) above), and such failure shall continue for 15 days.

                          (d)     Default Under Other Agreements. Any Loan
Party shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Indebtedness (other than the Obligations) in the aggregate principal amount of $250,000 or more; or any Loan Party shall default in the performance or observance of any obligation or condition with respect to any such Indebtedness or any other event shall occur or condition exist, if the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or to permit (without regard to any required notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such Indebtedness, or any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment.

                          (e)     Bankruptcy, etc. (i) The Borrower or any of
its Subsidiaries shall commence a voluntary case concerning itself under the Bankruptcy Code; or (ii) an involuntary case is commenced against the Borrower or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 30 days, after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries or the Borrower or any of its Subsidiaries commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 30 days; or (iv) any order of relief or other order approving any such case or proceeding is entered; or (v) the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or (vi) the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 30 days; or (vii) the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or (viii) the Borrower or any of its Subsidiaries shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (ix) the Borrower or any of its Subsidiaries shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (x) the Borrower or any of its Subsidiaries shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or (xi) any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing.

                          (f)     ERISA. (i) Any Termination Event shall occur,
or (ii) any Plan shall incur an "accumulated funding deficiency" (as defined in
Section 412 of the Code or Section 302 of ERISA), whether or not waived or
(iii) the Borrower or a member of its ERISA Controlled Group shall have engaged in a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA which could result in the imposition of liability in excess of $100,000 on the Borrower or any member of its ERISA Controlled Group, or (iv) the Borrower or any member of its ERISA Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, or (v) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that a Plan must be terminated or have a trustee appointed to administer any Plan, or (vi) the Borrower or a member of its ERISA Controlled Group suffers a partial or complete withdrawal from a Multiemployer Plan or is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or (vii) a proceeding shall be instituted against the Borrower or any member of its ERISA Controlled Group to enforce Section 515 of ERISA, or (viii) any other event or condition shall occur or exist with respect to any Plan which could subject the Borrower or any member of its ERISA Controlled Group to any tax, penalty or other liability in excess of $250,000.

                          (g)     Change of Control. Any Person or Persons or
affiliated group of Persons (other than the Lender and its Subsidiaries and Affiliates) shall become the beneficial owner of 25% or more of the issued and outstanding shares of common stock of the Borrower or during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Borrower's Board of Directors (together with any new directors whose election by the Borrower's Board of Directors or whose nomination for election by the Borrower's shareholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

                          (h)     Judgments. One or more judgments or decrees
in an aggregate amount of $250,000 or more shall be entered by a court or courts of competent jurisdiction against the Borrower or any of its Subsidiaries (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within 30 days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees.

                          (i)      Subsidiary Guaranty. The Subsidiary Guaranty
or any material provision thereof shall cease to be in full force and effect, or any

Guarantor or any Person acting on behalf of a Guarantor shall deny or disaffirm all or any portion of such Guarantor's obligations under the Subsidiary Guaranty.

                          (j)     License Agreement. The Borrower shall have
defaulted in the performance of any of its obligations or agreements under the License Agreement or the License Agreement shall terminate for any reason other than as a result of the scheduled expiration thereof in accordance with its terms.

                 Section 7.2 Rights and Remedies. Upon the occurrence of any Event of Default described in Section 7.1(e), the Commitments shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans and any and all accrued Fees and other Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower, and the obligation of the Lender to make any Loan hereunder shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Lender may, by written notice to the Borrower, (i) declare that the Loan Commitment is terminated, whereupon the Loan Commitment and the obligation of the Lender to make any Loan hereunder shall immediately terminate, and (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued Fees and other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by Borrower.

SECTION 8. MISCELLANEOUS

                 Section 8.1 Payment of Expenses. Indemnity, etc. The Borrower shall:

                          (a)     pay all reasonable out-of-pocket costs and
expenses of the Lender in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein in an amount not to exceed $20,000, and any amendment, waiver or consent relating to any of the Loan Documents, which costs and expenses shall accrue as of the Closing Date but shall be payable at such time, if any, as the first Loan is made.

                          (b)     pay all reasonable out-of-pocket costs and
expenses of the Lender in connection with the preservation of rights under, and enforcement of, the Loan Documents and the documents and instruments referred to therein or in connection with any restructuring or rescheduling of the Obligations (including, without limitation, the reasonable fees and disbursements of counsel for the Lender);

                          (c)     pay, and hold the Lender harmless from and
against, any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Lender) to pay such taxes; and

                          (d)     indemnify the Lender, its officers,
directors, employees, representatives and agents (each an "Indemnitee") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, any of the Transactions or the execution, delivery or performance of any Loan Document.

                 Section 8.2 Notices. Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered by hand, or five days after being sent by certified or registered United States mail, postage prepaid, or, in the case of telecopy notice, when sent, or, in the case of a nationally recognized overnight courier service, one Business Day after delivery to such courier services, addressed, in the case of each party hereto, at its address specified opposite its signature below, or to such other address as may be designated by any party in a written notice to the other party hereto.

                 Section 8.3 Successors and Assigns Participation; Assignments.

                          (a)     Successors and Assigns. This Agreement shall
be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Note and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

                          (b)     Assignments. The Lender may, in accordance
with applicable law, at any time assign to any of its affiliates (each an "Assignee") all or any part of its interests in any Loan owing to the Lender, any Note held by the Lender, any Loan Commitment of the Lender or any other interest of the Lender hereunder. The Borrower and the Lender agree that to the extent of any assignment the Assignee shall be deemed to have the same rights and benefits under the Loan Documents as the Lender hereunder.

                 Section 8.4 Amendments and Waivers. Neither this Agreement, any other Loan Document nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section. The Lender and the Borrower may, from time to time, enter into written amendments, supplements, modifications or waivers for the purpose of adding, deleting, changing or waiving any provisions to this Agreement or the Notes. Any such amendment, supplement, modification or waiver shall be in writing and shall apply to and shall be binding upon the Borrower, the Lender and all future holders of the Notes. In the case of any waiver, the Borrower and the Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                 Section 8.5 No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender or any holder of a Note in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between any Loan Party and the Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof of the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the

Lender or the holder of any Note would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

                 Section 8.6 Governing Law; Submission to Jurisdiction. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

                          (b)     Any legal action or proceeding with respect
to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, the Borrower at its address set forth opposite its signature below. The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Lender or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction,

                 Section 8.7 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                 Section 8.8 Effectiveness. This Agreement shall become effective on the date on which the Lender and the Borrower shall have each signed a counterpart hereof and the Borrower shall have delivered the same to the Lender.

                 Section 8.9 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                 Section 8.10 Marshalling; Recapture. The Lender shall be under no obligation to marshall any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent the Lender receives any payment by or on behalf of any Loan Party, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to such Loan Party or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of such Loan Party to the Lender as of the date such initial payment, reduction or satisfaction occurred.

                 Section 8.11 Severability. In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                 Section 8.12 Survival. All indemnities set forth herein including, without limitation, in Sections 2.11, 2.12 and 8.1 shall survive the execution and delivery of this Agreement and the Note and the making and repayment of the Loans hereunder.

                 Section 8.13 Limitation of Liability. No claim may be made by any Loan Party or any other Person against the Lender or any of its Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection herewith; and each Loan Party hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

                 Section 8.14 Calculations; Computations. The financial statements to be furnished to the Lender pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved and consistent with GAAP as used in the preparation of the financial statements referred to in Section 3.1(h).

                 Section 8.15 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

                 IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                        AMRE, INC.

                                        By: /s/ ROBERT M. SWARTZ
                                            -----------------------------------
                                            Title:  Robert M. Swartz, President

                                            Notice Address:

                                        HFS INCORPORATED

                                        By: /s/ JAMES E. SANDER
                                            -----------------------------------
                                            Title:  Executive Vice President

                                            Notice Address:

                                                                       EXHIBIT A

                            FORM OF PROMISSORY NOTE

$4,000,000                                               Dated: October __, 1995

                 FOR VALUE RECEIVED, AMRE, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of HFS INCORPORATED, a Delaware corporation (the "Lender"), the principal sum of FOUR MILLION DOLLARS (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement (as defined below)), in lawful money of the United States of America and in immediately available funds, on the Final Maturity Date and to pay interest on the unpaid principal amount of such Loan, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

                 The Lender is hereby authorized by the Borrower, prior to any transfer hereof, to endorse on the schedule attached to this Note (or any continuation thereof) the amount of each Loan made by the Lender to the Borrower under the Credit Agreement, the date such Loan is made, and the amount of each payment of principal or interest of such Loan received by the Lender.

                 This Note is the Note referred to in the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") dated as of October _, 1995, between the Borrower and the Lender, and evidences Loans made by the Lender thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement. This Note is entitled to the benefits of the Subsidiary Guaranty referred to in the Credit Agreement.

                 Upon the occurrence of an Event of Default, the principal hereof and accrued interest hereon shall become, or may be declared to be, forthwith due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

                 THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

                                        AMRE, INC.

                                        By
                                           -----------------------------------
                                           Title:

                          SCHEDULE TO PROMISSORY NOTE

                 This Note evidences Loans made by the Lender to the Borrower under the Credit Agreement referred to above, in the principal amounts set forth below, which Loans were made on the dates set forth below, subject to the payment of principal and interest set forth below.

                Principal                              Balance     Notation
   Date         Amount of    Principal     Interest      Out-        Made
   Made           Loan        Payment       Payment    Standing       By
-----------     ---------    ---------     --------    --------    --------
-----------     ---------    ---------     --------    --------    --------

-----------     ---------    ---------     --------    --------    --------

-----------     ---------    ---------     --------    --------    --------

-----------     ---------    ---------     --------    --------    --------

-----------     ---------    ---------     --------    --------    --------

-----------     ---------    ---------     --------    --------    --------

-----------     ---------    ---------     --------    --------    --------

-----------     ---------    ---------     --------    --------    --------

-----------     ---------    ---------     --------    --------    --------

-----------     ---------    ---------     --------    --------    --------

-----------     ---------    ---------     --------    --------    --------

                                                                       EXHIBIT B

                              SUBSIDIARY GUARANTY

                 SUBSIDIARY GUARANTY, dated as of October _, 1995 (as the same may be amended, modified or supplemented from time to time, the "Subsidiary Guaranty"), made by each of the corporations listed on Annex A attached hereto (individually, a "Guarantor" and collectively, the "Guarantors"), in favor of HFS Incorporated (the "Lender") and its successors and assigns under the Credit Agreement hereinafter referred to (such successors and assigns, together with the Lender, the "Guaranteed Parties"). All capitalized terms used herein and defined in the Credit Agreement shall be used herein as so defined. The annexes hereto are incorporated herein by reference and this Agreement together with all annexes shall constitute the "Subsidiary Guaranty" referred to in the Credit Agreement.

                             W I T N E S S E T H:

                 WHEREAS, AMRE, Inc., a Delaware corporation (the "Borrower"), and the Lender have entered into the Credit Agreement, dated as of October __, 1995, providing for the making of Loans as contemplated therein (as used herein, the term "Credit Agreement" means the Credit Agreement described above in this paragraph, as the same may be amended, modified, extended, renewed, restated or supplemented from time to time, and including any agreement extending the maturity of, or restructuring (including, but not limited to, any increase in the amount borrowed) all or any portion of the Indebtedness under such agreement or any successor agreements);

                 WHEREAS, the Borrower and the Guarantors share an identity of interests as members of a consolidated group of companies engaged in substantially similar businesses, the Borrower provides centralized financial, accounting and management services to each of the Guarantors and the making of the loans under the Credit Agreement will facilitate expansion of, and enhance the overall financial strength and stability of the Borrower's corporate group; and

                 WHEREAS, it is a condition precedent to the above-described extensions of credit to the Borrower that the Guarantors shall have executed and delivered this Agreement; and

                 WHEREAS, the Guarantors desire to execute and deliver this Agreement to satisfy the conditions described in the preceding paragraph.

                 NOW, THEREFORE, in consideration of the premises contained herein and in order to induce the Lender to make loans under the Credit Agreement, the Guarantors hereby jointly and severally agree as follows:

                 SECTION 1. Guaranty. (a) The Guarantors hereby jointly and severally unconditionally guarantee the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of (i) all Obligations of the Borrower and its Subsidiaries now or hereafter existing, whether for principal, interest (including any interest accruing during a Proceeding (as hereinafter defined) whether or not the claim for such interest is allowable or discharged in such Proceeding), fees, expenses or otherwise, and (ii) any and all reasonable expenses (including counsel fees and expenses) incurred by any Guaranteed Party in enforcing any rights under this Subsidiary Guaranty (all of the foregoing, collectively, the "Guaranteed Obligations"). It is the intention of the parties hereto that in no event shall any Guarantor's obligations under this Subsidiary Guaranty constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction. Therefore, in the event that this Subsidiary Guaranty would, but for the preceding sentence, constitute or result in such violation, then the liability of a Guarantor under this Subsidiary Guaranty shall be reduced to the maximum amount permissible under the applicable fraudulent conveyance or similar laws. Any and all payments by the Guarantors hereunder shall be made free and clear of and without deduction for any set-off or counterclaim.

                          (b)      Additionally, each Guarantor unconditionally
and irrevocably, jointly and severally, guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Parties whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any Proceeding, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Guaranteed Parties, or order, on demand, in lawful money of the United States.

                 SECTION 2. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto. This is a guaranty of payment and not of collection, and the liability of the Guarantors under this Subsidiary Guaranty shall be joint, several, absolute and unconditional, in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (a) any change in the time, place or manner of payment of, or in any other term of, all or any of the Guaranteed Obligations, any waiver, indulgence, renewal, extension, amendment or modification of, or addition, consent or supplement to, or deletion from, or any other action or inaction under, or in respect of the Credit Agreement, any other Loan Document or any documents, instruments or agreements relating to the Guaranteed Obligations or any other instrument or agreement referred to therein or any assignment or transfer of any thereof; (b) any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other documents, instruments or agreements referred to therein or any assignment or transfer of any thereof; (c) any furnishing of any additional security to the Guaranteed Parties or their assignees or any acceptance thereof or any release of any security by the Guaranteed Parties, or their assignees; (d) any limitation on any party's liability or obligations under any such instrument or agreement (other than as set forth in Section I hereof) or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement, or any term thereof; (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Borrower, or any action taken with respect to this Subsidiary Guaranty by any trustee or receiver, or by any court, in any such proceeding, whether or not any Guarantor shall have notice or knowledge of any of the foregoing and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding; (f) any exchange, release or nonperfection of any other collateral, or any release, or amendment or waiver of, or consent to, departure from any guaranty or security, for all or any of the Guaranteed Obligations; (g) any direction as to application of payment by the Borrower or by any other party; (h) any dissolution, termination or increase, decrease or change in personnel by the Borrower; or (i) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor. This Subsidiary Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Guaranteed Party upon the insolvency, bankruptcy or reorganization of the Borrower or any Guarantor or otherwise, all as though such payment had not been made.

                 SECTION 3. Waiver. To the extent permitted by applicable law, the Guarantors hereby waive promptness, diligence, notice of acceptance and any other notice with respect to the Guaranteed Obligations and this Subsidiary Guaranty and any requirement that any Guaranteed Party protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower, or any other Person or any collateral. The Guarantors waive, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Guarantor.

                 SECTION 4. Subordination of Subrogation. Each Guarantor hereby irrevocably agrees to subordinate any Subrogation Rights (as defined below) to the rights of any Guaranteed Party to recover from the Borrower all Guaranteed Obligations. "Subrogation Rights" shall mean any and all rights of subrogation, reimbursement, exoneration, contribution or indemnification, any right to participate in any claim or remedy of the Guaranteed Parties or any collateral which any Guaranteed Party now has or hereafter acquires in connection with the payment, performance or enforcement of such Guarantor's obligations under this Subsidiary Guaranty or any Loan Document, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. To effectuate such subordination, each Guarantor hereby agrees that it shall not be entitled to any payment by the Borrower in respect of any Subrogation Right until all of the Guaranteed Obligations have been indefeasibly paid in full. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Guaranteed Obligations shall not have been paid in full or any commitment of any Guaranteed Party under the Credit Agreement shall not have been irrevocably terminated, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for, the benefit of the Guaranteed Parties, and shall forthwith be paid to the Guaranteed Parties to be credited and applied to the Guaranteed Obligations, whether matured or unmatured. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the subordination set forth in this Section is knowingly made in contemplation of such benefits.

                 SECTION 5. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

                          (a)     Each representation, warranty and agreement
made by the Borrower in Section 4 of the Credit Agreement is confirmed to be true and correct.

                          (b)     On the Closing Date, after giving effect to
all the transactions contemplated by the Credit Agreement, including, without limitation, the execution and delivery of the Credit Agreement, and the incurrence by such Guarantor of liabilities under this Subsidiary Guaranty, (i) the assets of such Guarantor, at a fair valuation, will exceed its liabilities, including contingent liabilities (but excluding any intercompany liabilities, including contingent intercompany liabilities), (ii) the remaining capital of such Guarantor will not be unreasonably small to conduct its business and (iii) such Guarantor has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this
Section 5(b), "debt" means any liability on a claim, and "claim" means (x) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

                 SECTION 6. Additional Guarantors. In accordance with the provisions of Section 5.10 of the Credit Agreement, any Person that becomes a Subsidiary of the Borrower after the Closing Date (an "Additional Guarantor") shall, upon the request of the Lender, execute and deliver to the Lender a counterpart (substantially in the form of Annex B hereto) of this Subsidiary Guaranty. Upon such execution, such Additional Guarantor shall be liable to the Guaranteed Parties pursuant to Section 1 hereof and Annex A hereto shall be deemed to be amended to include such Additional Guarantor.

                 SECTION 7. Notices. All notices and other communications provided for hereunder shall be given to the Borrower (on behalf of any relevant Guarantor) and the Lender at the addresses and in the manner specified in the Credit Agreement.

                 SECTION 8. No Waiver; Remedies, Enforcement. No failure on the part of any Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                 SECTION 9. Right of Set-Off. In addition to, and not in limitation of, all rights of set-off that any Guaranteed Party may have under applicable law, each Guaranteed Party shall, upon the occurrence of any Event of Default and whether or not such Guaranteed Party has made any demand or any Guarantor's obligations hereunder have matured, have the right to appropriate and apply to the payment of the Guaranteed Obligations, all deposits (general or special, time or demand, provisional or final) then or thereafter held by, and other indebtedness or property then or thereafter owing by, such Guaranteed Party, whether or not related to this Subsidiary Guaranty or any transaction hereunder.

                 SECTION 10. Continuing Guaranty; Transfer of Obligations. This Subsidiary Guaranty is a continuing guaranty and shall (i) remain in full force and effect until indefeasible payment in full of the Guaranteed Obligations and all other amounts payable under this Subsidiary Guaranty, (ii) be binding upon each Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by each Guaranteed Party and its permitted successors, transferees and assigns; provided that each Guarantor may not assign or transfer any of its interests or obligations hereunder without the prior written consent of the Lender. Without limiting the generality of the foregoing clause (iii), the Lender and any other Guaranteed Party may, in accordance with the terms and provisions of the Credit Agreement, assign to one or more banks or other entities all or any part of, or may grant participations to one or more banks or other entities in or to all or any part of, any of the Guaranteed Obligations, whereupon each such bank or entity shall become vested with all the rights in respect of all or such portion thereof granted to the Lender or such Guaranteed Party herein or otherwise in respect hereof.

                 SECTION 11. Governing Law, Submission to Jurisdiction. (a) THIS SUBSIDIARY GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW

PRINCIPLES THEREOF). Any legal action or proceeding with respect to this Subsidiary Guaranty or any other Loan Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Subsidiary Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower (on behalf of the Guarantors) at its address set forth in the Credit Agreement. Nothing herein shall affect the right of the Lender or any other Guaranteed Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantors in any other jurisdiction.

                 (b) Each Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Subsidiary Guaranty or any other Loan Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                 SECTION 12. Subordination of Borrower's Obligations To Guarantors. As an independent covenant, each Guarantor hereby expressly covenants and agrees for the benefit of each Guaranteed Party that all obligations and liabilities of the Borrower to such Guarantor of whatsoever description including, without limitation, all intercompany receivables of such Guarantor from the Borrower ("Junior Claims") shall be subordinate and junior in right of payment to all obligations of the Borrower to the Guaranteed Parties, including, without limitation, interest accrued during any Proceeding (as hereinafter defined) on the Guaranteed Obligations whether or not the claim for such interest is allowable or discharged in such Proceeding) ("Senior Claims").

                 If an Event of Default shall occur and the Lender so requests, then no direct or indirect payment (in cash, property, securities by setoff or otherwise) shall be made by the Borrower to any Guarantor on account of, or in any manner in respect of, any Junior Claim except such payments and distributions the proceeds of which shall be applied to the Senior Claims.

                 Notwithstanding anything to the contrary, set forth in the immediately preceding paragraph of this Section 12, in the event of a Proceeding, all Senior Claims shall first be paid in full before any direct or indirect payment or distribution (in cash, property, or securities, by setoff or otherwise) shall be made to any Guarantor on account of or in any manner in respect of any Junior Claim except such payments and distributions the proceeds of which shall be applied to the Senior Claims. "Proceeding" means the occurrence of any of the following: the Borrower shall commence a voluntary case concerning itself under Title II of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or any involuntary case is commenced against the Borrower; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of the Borrower, or the Borrower commences any other proceedings under any reorganization arrangement, adjustment of debt, relief of debtor, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower, or the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower suffers any appointment of any custodian or the like for it or any substantial part of its property; or the Borrower makes a general assignment for the benefit of creditors; or the Borrower shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Borrower shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or the Borrower shall by any act or failure to act indicate its consent to, approval of, or acquiescence in, any of the foregoing; or any corporate action shall be taken by the Borrower for the purpose of effecting any of the foregoing.

                 In the event any direct or indirect payment or distribution is made to a Guarantor in contravention of this Section 12, such payment or distribution shall be deemed received in trust for the benefit of the Guaranteed Parties and shall be immediately paid over to the Lender for application in accordance with the terms of the Credit Agreement.

                 Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

                 Each Guarantor agrees to execute such additional documents as the Lender may request to evidence the subordination provided for in this
Section 12.

                 By its execution and delivery of this Subsidiary Guaranty, the Lender hereby acknowledges and agrees to the subordination provided for in this
Section 12.

                 SECTION 13. Severability. To the extent permitted by applicable law, any provision of this Subsidiary Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 SECTION 14. Amendments. Etc. No amendment or waiver of any provision of this Subsidiary Guaranty nor consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be executed in accordance with the terms of the Credit Agreement.

                 SECTION 15. Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND EACH GUARANTOR HEREBY IRREVOCABLY WAIVE ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, THIS SUBSIDIARY GUARANTY OR ANY OTHER LOAN DOCUMENT OR ANY MATTER ARISING IN CONNECTION HEREUNDER OR THEREUNDER.

                 IN WITNESS WHEREOF, each of the Guarantors and the Borrower has caused this Subsidiary Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                        GUARANTORS:

                                        By
                                           -----------------------------------
                                           ______________, in his/her capacity
                                           as ___________ for the corporations
                                           listed on Annex A hereto.


ACKNOWLEDGED AND AGREED TO
AS APPLICABLE TO THE BORROWER:

AMRE, INC.

By
   -----------------------------------
   Name:
   Title:

                                    ANNEX A
                              SUBSIDIARY GUARANTY

                                    ANNEX B

                              ADDITIONAL GUARANTOR

                 The undersigned hereby acknowledges that it has read this Subsidiary Guaranty and agrees to be liable to the Guaranteed Parties pursuant to Subsidiary Guaranty and to be bound by the terms and provisions thereof.

                 IN WITNESS WHEREOF, the undersigned has caused this Subsidiary Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the ____ day of_____________, 19__.

Notice Address:                         [Name of Guarantor], a
                                        [State of Incorporation]
                                                 Corporation

                                        By
                                           -----------------------------------
                                           Title:





                                       12